EXHIBIT 10.1
Execution Version

As of April 12, 2017

John Haas

Dear John:
It is with great pleasure that we confirm our offer for you to serve as the General Counsel, Chief Legal Officer and Secretary of Walter Investment Management Corp. (the "Company"). This letter (the “Offer Letter”) sets forth the basic terms and conditions of your employment. Your appointment will become effective upon your acceptance of the offer and confirmation by the Board of Directors of the Company (the “Board”).
Position/Reporting: You will be employed in the position of General Counsel, Chief Legal Officer and Secretary, reporting to the Chief Executive Officer, or such other officer as the Company may designate from time to time depending on business needs and circumstances. In such position, you will perform such duties and have such responsibilities associated with your position and as may be assigned to you from time to time by the reporting officer and the Board.
Base Salary: While employed hereunder, you will receive an annual base salary of $370,000, before deducting all applicable withholdings, payable at the time and in the manner dictated by the Company's standard payroll policies and practices.
Annual Bonus: While employed hereunder, you will be eligible for an annual incentive bonus opportunity under the Company’s Management Incentive Plan (or any successor plan) as in effect from time to time (“MIP”). The annual incentive bonus will be based on Company performance and other objectives established under the MIP by the Compensation and Human Resources Committee (the “Committee”) of the Board. You will be eligible to earn a target bonus of 75% of your annual base salary under the MIP, depending on satisfaction of the objectives established for the calendar year, as determined by the Committee. MIP bonus payments are typically paid in the first quarter of the following calendar year, subject to the approval of the Committee. Pursuant to the MIP, you must be employed as of the date that bonuses are paid in the ordinary course of business in order to be eligible for payment.
The Committee may review your salary and annual incentive bonus opportunity from time to time to determine whether there should be any adjustments.
Long-Term Equity Incentive Plan: You will be entitled to participate in the Company’s long- term incentive plan in a manner and at the level determined by the Committee. For the 2017 grant cycle, you will receive a long-term equity incentive award with a targeted value of $150,000 on the date of grant, as determined by the Committee. You will receive your 2017 award at the time the awards for the 2017 grant cycle are awarded to senior management of the Company generally.

Relocation Expenses: It is agreed and understood that in order to perform the functions of your position you will be required to relocate to the Fort Washington, Pennsylvania area if and when the Tampa, Florida office closes. In order to assist with this relocation, you will be eligible for relocation benefits pursuant to the Company’s Relocation Benefit Guidelines for Tier III employees, a copy of which has been provided to you.
Confidentiality, Non-Interference, and Invention Assignment Agreement: You will, as a condition of this offer, be required to execute the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Exhibit A (the “Employee Covenants Agreement”)
Health and Welfare and Retirement Benefits: You shall be entitled to participate in the employee benefit programs provided to the Company’s senior management employees generally, including, but not limited to, medical, dental, disability, group life, 401(k), and any other benefits as the Company may from time to time and in its sole discretion make available, subject to eligibility requirements,
Paid Time Off and Holidays: As a senior management employee, you are eligible for paid time off that does not have a fixed limitation, subject to business needs. You will be on the honor system to take vacation and paid time off at your discretion, subject to ensuring that your job duties and responsibilities are being met. In addition, you will receive such paid holidays consistent with the Company’s standard policies.
Indemnification: As an officer of the Company, you will entitled to indemnification consistent with the Company’s Articles of Amendment and Restatement (as amended) and Bylaws (as amended) and applicable law, and will be entitled to coverage under the Company’s D&O insurance policies as in effect from time to time.
At-Will Employment: You will be employed at will, which means that either you or the Company can elect to terminate the employment relationship at any time, for any or no reason; provided, however, that you will be required to provide the Company at least two weeks’ prior written notice of your termination of employment. Notwithstanding the foregoing, the Company may, in its sole and absolute discretion, by written notice to you, accelerate such date of termination. All base salary, benefits and other compensation will end upon the termination of your employment except as required by applicable law.
Severance: In the event of a termination of your employment by the Company without Cause (as defined below), or termination of your employment with the Company by you following any material diminution in your position, duties or responsibilities as set forth under “Position/Reporting” above, you shall be entitled to a severance benefit equal to $300,000, payable in equal bi-weekly installments over a period of 6 months in accordance with the Company’s regular payroll practices (the “Severance Payments”). Receipt of the Severance Payments is conditioned upon (i) your execution and non-revocation of a general release of claims in the form provided by the Company and (ii) your continued compliance with the Employee Covenants Agreement. The Severance Payments will begin on the first regularly scheduled payroll date following the 60th day after such termination. For purposes hereof, “Cause” shall mean your (i) conviction of, or plea of guilty or nolo contendere to, a crime constituting a felony, (ii) commission of an act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company, or any other act that is materially injurious to the Company or its reputation or which compromises your ability to perform your job function, (iii) willful failure to substantially perform your duties, (iv) material violation of the Company’s written

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policies relating to business conduct or of other material policies of the Company, or (v) material breach of this Offer Letter or the Employee Covenants Agreement.
Section 409A: The payments and benefits under this Offer Letter are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), whether pursuant to the short-term deferral exception or otherwise, and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be exempt from Section 409A.
This Offer Letter replaces any previous oral or written representations about this job offer and is to be interpreted and governed by the laws of the State of Pennsylvania.
This Offer Letter may be signed in counterparts, each of which, along with any facsimile or scanned email versions, will be deemed an original.
If you should have any questions, please do not hesitate to contract me. Otherwise, please sign and return this Offer Letter. I’m excited that you have accepted your new position with the Company and look forward to continuing to work with you.
Sincerely,
Walter investment Management Corp.
/s/ Anthony N. Renzi
Anthony N. Renzi
Chief Executive Officer and President

ACKNOWLEDGMENT
I hereby agree to employment on the terms and conditions set forth in this Offer Letter as of the date first set forth above.
/s/ John Haas
John Haas

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Execution Version

CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION
ASSIGNMENT AGREEMENT
This CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of this 12th day of April, 2017, by and between Walter Investment Management, Corp., a Maryland corporation (the “Company”), on behalf of itself and any subsidiaries and affiliates thereof (collectively, “the Company”) and John Haas (“Executive”).
In consideration of the Offer Letter, dated as of the date hereof, between the Company and Executive, and promotion of Executive to Chief Legal Officer/General Counsel and Secretary of the Company, and Executive’s receipt of the compensation now and hereafter paid to Executive by the Company, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive agree as follows:
Section 1. Confidential Information.
(a)    Company Information. Executive acknowledges that, during the course of Executive’s employment, Executive will have access to and will inevitably use confidential and proprietary information of the Company. In recognition of the foregoing, Executive agrees that, at all times during the term of Executive’s employment with the Company and thereafter, to hold in confidence, and not to use, except for the benefit of the Company, or to disclose to any Person without written authorization of the Company, for any reason or purpose whatsoever, any Confidential Information that Executive obtains or creates. Executive understands that “Confidential Information” means information in spoken, printed, electronic, or any other form or medium, that is not generally known publicly and that the Company wishes to maintain as confidential, that has value in or to the business of the Company and that the Company has or will maintain, develop, acquire, create, compile, discover, or own. Executive understands that Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products or services, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product and service costs and plans, business strategies, or other information regarding the Company’s products or services and markets, customer lists, customers (including, but not limited to, customers of the Company on whom Executive called or with whom Executive may become acquainted during the term of Executive’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, personnel information of any Person employed by the Company, potential business combinations, and other business information disclosed by the Company either directly or indirectly in writing, orally, or by drawings or inspection of premises, parts, equipment, or other Company property. Confidential Information also includes other information of any existing or prospective customer or of any other Person that has entrusted information to the Company in confidence. Executive acknowledges that the Company’s communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property. Notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by Executive or others who were under confidentiality obligations as to the item or items involved.
(b)    Former Employer Information. Executive represents and warrants that he is not a party to any non-competition agreement or other contractual limitation that would interfere with or hinder Executive’s ability to undertake the obligations and expectations of employment with the Company. Executive represents that Executive’s performance of all of the terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or trust prior to the commencement of Executive’s employment with the Company, and Executive will not disclose to the Company, or induce the Company to use, any developments, or confidential information or material Executive may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer.
(c)    Permitted Disclosure. This Agreement does not limit or interfere with Executive’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Governmental Entity”) for the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Executive files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 1(c) are hereinafter referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will Executive be authorized to disclose any Confidential Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s General Counsel or other authorized officer designated by the Company.
Section 2. Developments.
All inventions, improvements, trade secrets, reports, manuals, computer programs, systems, educational and sales materials or other publications, and other ideas and materials developed or invented by Executive, including all tangible work product derived therefrom, during the period of Executive’s employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work Executive may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”), shall be the sole and exclusive property of the Company. Executive hereby assigns to the Company Executive’s entire right and interest in any such Developments. Executive agrees to promptly and fully disclose to the Company all Developments. At the request of the Company, Executive will, during and after the term of this Agreement, without charge to the Company but at the expense of the Company, assist the Company in any reasonable way to vest in the Company title to all such Developments, and to obtain any related patents, trademarks, or copyrights in all countries throughout the world. Executive will execute and deliver any documents that the Company may reasonably request in connection with such assistance.
Section 3. Returning Company Documents.
At the time of the termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company (and will not keep in Executive’s possession, recreate, copy, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, and property created or received by Executive in connection with Executive’s employment or otherwise belonging to the Company. Any property situated on the Company’s premises and owned by the Company (or any other member of the Company), including USB flash drives and other storage media, filing cabinets, and other work areas, is subject to inspection by the Company at any time with or without notice.
Section 4. Restrictions on Interfering.
(a)    Non-Competition. During the Employment Period and the Post-Termination Restricted Period, Executive shall not, directly or indirectly, individually or on behalf of any Person, whether for compensation or otherwise, engage in any Competitive Activities within the United States of America or any other jurisdiction in which the Company engages in business or derives a material portion of its revenues, or where the Company has plans to commence business activities. The parties agree that the Company’s primary, but not exclusive, competitors currently include the following: Nationstar Mortgage Holdings Inc,, Ocwen Financial Corporation, PHH Corporation, Cenlar Capital Corporation, and each of their respective subsidiaries, affiliates and successors, as applicable.
(b)    Non-Interference. During the Employment Period and the Post-Termination Restricted Period, Executive shall not, directly or indirectly, individually or on behalf of any Person, engage in Interfering Activities.
(c)    Non-Disparagement. During the Employment Period and the Post-Termination Restricted Period, Executive shall not, directly or indirectly, individually or on behalf of any Person, induce or encourage others to make, publish, or communicate to any Person, any disparaging or defamatory comments regarding the Company, its businesses, its products or its services, or any of the Company’s current or former directors, officers, or employees. However, nothing in this Section 4(c) shall prevent Executive from making a Permitted Disclosure as defined m Section 1(c).
(d)     Definitions. For purposes of this Agreement:
(i)    “Business Relation” shall mean any current or prospective client, customer, licensee, supplier or other business relation of the Company, or any such relation that was a client, customer, licensee, supplier or other business relation within the prior six (6)-month period, in each case, with whom the Executive transacted business or whose identity became known to Executive in connection with Executive’s relationship with, or employment by, the Company.
(ii)    “Competitive Activities” shall mean any activity in which the Executive uses Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, member, director, stockholder, officer, volunteer, intern, or any other similar capacity, on behalf of or in association with a business engaged in the same or similar business as the Company, including, without limitation, any business activity related to the residential real estate mortgage servicing or originations business, and any other business activity that is competitive with the then current or planned business activities of the Company. Competitive Activities does not include purchasing or owning less than one percent (1%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and Executive is not a controlling person of, or a member of a group that controls, such corporation.
(iii)    “Employment Period” shall mean the period of Executive’s employment with the Company.

(iv)    “Interfering Activities” shall mean, directly or indirectly, (A) soliciting, encouraging, enticing, causing, or inducing, or in any manner attempting to solicit, encourage, entice, cause, or induce, any Person employed by, or providing consulting services to, the Company to terminate such Person’s employment or services (or in the case of a consultant, materially reducing such services) with the Company, without the prior written consent of the Company; (B) hiring or engaging any Person who was employed by, or providing consulting services to, the Company within the six (6)-month period prior to the date of such hiring or engagement; or (C) soliciting, encouraging, calling upon, directing, diverting, influencing, or inducing, or in any manner attempting to solicit, encourage, call upon, direct, divert, influence, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company, or in any way interfering with the relationship between any such Business Relation and the Company; or (D) on behalf of or in association with any Person, accepting business from a Business Relation.
(v)    “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(vi)    “Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Executive’s employment with the Company for any reason, and ending on the date that is six (6) months following such date of termination.
(vii}     “Solicitation” shall mean any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages, or requests any Person to take or refrain from taking any action.
Section 5. Reasonableness of Restrictions.
Executive acknowledges and recognizes the highly competitive nature of the Company’s business, and agrees that access to Confidential Information renders Executive special and unique within the Company’s industry, and that Executive will have the opportunity to develop substantial relationships with existing and prospective clients, accounts, customers, consultants, contractors, investors, and strategic partners of the Company during the course of and as a result of Executive’s employment with the Company. In light of the foregoing, Executive recognizes and acknowledges that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographic and temporal scope and in all other respects and are essential to protect the value of the business and assets of the Company. Executive further acknowledges that the restrictions and limitations set forth in this Agreement will not materially interfere with Executive’s ability to earn a living following the termination of Executive’s employment with the Company.
Section 6. Independence; Severability; Blue Pencil.
Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable in any respect, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the court making such determination shall have the power to reduce the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable. Such reduction will apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.
Section 7. Remedies.
Executive expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the Company. Therefore, Executive agrees that, in addition to any other remedy that may be available to the Company, the Company has the right to seek temporary, preliminary, and/or or permanent injunctive relief, specific performance, or other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of the terms of this Agreement, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy. In addition, in the event of a breach by the Executive of any provision of this Agreement, the Company shall be entitled to seek repayment of any severance benefits paid to the Executive pursuant to any severance benefit agreement, plan, or program of the Company. Notwithstanding any other provision to the contrary, the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in Section 4 of this Agreement.
Section 8. Cooperation.
Following any termination of Executive’s employment, Executive will continue to provide reasonable cooperation to the Company and its counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge. As a condition of such cooperation, the Company shall reimburse Executive for reasonable out-of-pocket expenses incurred at the request of the Company with respect to Executive’s compliance with this Section 8. In the event Executive is subpoenaed by any person or entity (including, but not limited to, any Government Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Executive’s employment by the Company, Executive will give prompt notice of such subpoena to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, Nothing in this Section 8 shall limit Executive’s right to make Permitted Disclosures as provided in Section 1(c).
Section 9. General Provisions.
(a)    GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS, AND TO APPLICABLE FEDERAL LAW. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.
(b)    Entire Agreement, This Agreement sets forth the entire agreement and understanding between the Company and Executive relating to the subject matter herein and supersedes all prior and contemporaneous negotiations, discussions, correspondence, communications, understandings, agreements, representations, promises, and any other statements, both written and oral, between the parties relating to the subject matter of this Agreement. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, or consent required by this Agreement, will be effective unless agreed to in a writing signed by the party to be charged. Any subsequent change or changes in Executive’s duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.
(c)    Successors and Assigns. This Agreement will be binding upon Executive’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its Successors, and its assigns. This Agreement may be assigned by the Company without Executive’s consent to any subsidiary or affiliate of the Company as well as to any purchaser of all or substantially all of the assets or business of the Company, whether by purchase, merger, or other similar corporate transaction. Executive’s obligations under this Agreement may not be delegated, and Executive may not assign or otherwise transfer this Agreement or any part hereof. Any purported assignment by Executive shall be null and void from the initial date of purported assignment. This Agreement is for the sole benefit of the Company and the Executive and their respective successors and permitted assigns and not for the benefit of, or enforceable by, any third party.
(d)    Acknowledgment. Executive acknowledges that he has had adequate time to consider the terms of this Agreement, has knowingly and voluntarily entered into this Agreement and has been advised by the Company to seek the advice of independent counsel prior to reaching agreement with the Company on any of the terms of this Agreement. The parties to this Agreement agree that no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.
(e)    Survival. The provisions of this Agreement shall survive the termination of Executive’s employment with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.
(g)    Section Headings. Section and subsection headings are inserted for convenience only and shall not limit, expand, or alter the meaning or interpretation of this Agreement.
(h)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterparts signature page of this Agreement, by facsimile or electronic mail in portable document format (.pdf), has the same effect as delivery of an executed original of this Agreement.

The undersigned have executed this Agreement as of the date in the preamble hereto.

WALTER INVESTMENT MANAGEMENT CORP.
/S/ Anthony N. Renzi
By: Anthony N. Renzi
Title: Chief Executive Officer and President

EXECUTIVE
/s/ John Haas
John Haas